EXHIBIT 99.3

FOR IMMEDIATE RELEASE

Vertex Pharmaceuticals Reports Third Quarter 2003 Financial Results

Cambridge, MA, November 10, 2003 — Vertex Pharmaceuticals Incorporated (Nasdaq: VRTX) today reported consolidated financial results for the three months ended September 30, 2003.

For the quarter ending September 30, 2003, the Company’s net loss, including a charge of $42.4 million associated with lease restructuring, was $86.4 million, or $1.12 per basic and diluted share, compared to a net loss of $33.5 million, or $0.44 per basic and diluted share, in the quarter ending September 30, 2002.

Excluding restructuring and other expenses and gain on sale of assets, the loss for the quarter ending September 30, 2003 was $44.5 million, or $0.58 per basic and diluted share, compared to a net loss of $33.5 million, or $0.44 per basic and diluted share, in the quarter ending September 30, 2002.

Total revenues for the three months ending September 30, 2003 were $18.4 million, compared to $34.3 million in 2002.  Research and development expenses for the three months ending September 30, 2003 were $50.0 million, compared to $50.6 million for the third quarter of 2002.  Sales, general and administrative expenses for the three months ending September 30, 2003 were $10.0 million, as compared to $12.9 million for third quarter of 2002.

The increased loss excluding restructuring and other expenses and gain on sale of assets, decreased total revenue, and decreased SG&A expense for the three months ending September 30, 2003 compared to the similar period last year were mainly a result of the sale of certain assets and liabilities of PanVera LLC in the first quarter of 2003 for approximately $95 million in cash.

The lease restructuring charge for the quarter ending September 30, 2003 was $42.4 million.  This charge reflects the anticipated incremental costs to exit a real estate lease.

Other interest expense, net, for the quarter ending September 30, 2003 was $1.2 million.  This compares to other interest income, net, of $2.4 million for the third quarter of 2002, mainly reflecting lower portfolio yields.

At September 30, 2003, Vertex had approximately $596 million in cash, cash equivalents and available for sale securities.  Vertex has $315 million in convertible debt due September 2007.

In October 2003, GlaxoSmithKline (GSK) and Vertex announced that the U.S. FDA granted marketing clearance for Lexiva™ (fosamprenavir calcium), a new protease inhibitor (PI) indicated in combination with other antiretroviral agents for the treatment of HIV infection.  Vertex announced today that GSK is launching the drug in the U.S. this week.  The companies anticipate that Lexiva will be approved and launched in Europe in 2004.

Vertex also provided an update on its clinical development programs in two additional press releases issued today, Monday, November 10, 2003.  Investors should review those press releases in conjunction with this third quarter 2003 financial results release.

Full Year 2003 Financial Guidance

This section contains forward-looking guidance about the financial outlook for Vertex Pharmaceuticals.  Financial guidance for 2003 is provided on a basis that excludes the effect of charges associated with the Company’s restructuring and other expenses and the gain on the sale of PanVera LLC’s technology and product rights.

Vertex stated today that it has reduced its 2003 full year projections for research and development investment to approximately $205 million for the full year, reflecting cost savings of approximately $15 million from an operational re-balancing performed in June 2003.  Vertex also stated that it anticipates total revenues for the full year would be approximately $80 million.

The Company is currently in discussions with pharmaceutical companies regarding strategic research and product development agreements, and the timing and successful conclusion of such discussions may result in additional revenue and cash flow in 2003.  Vertex anticipates that SG&A expense for the full year 2003 will be approximately $43 million.  As a result of lower portfolio yields from Vertex’s invested funds, the Company also anticipates an estimated $1 million of net interest expense for the full year 2003.  As a result of the above expectations, Vertex’s loss, before certain charges and gains, is expected to be less than $180 million for the full year 2003.  Vertex expects cash, cash equivalents and available for sale securities to be in excess of $550 million at the end of 2003.

“Vertex established the 2003 financial guidance based on an evaluation of our core business objectives, our strategy for achieving those objectives, and the Company’s financial profile,” stated Ian Smith, Senior Vice President and Chief Financial Officer of Vertex Pharmaceuticals.  “Vertex will complete 2003 and move into 2004 from a continuing strong financial position.  We will preferentially invest in proprietary products selected for late-stage development, we will adjust our R&D investment based on the progression of our early-stage drug candidates, and we will continue to seek pharmaceutical collaborations that are aligned with our short and long-term needs.”

Non-GAAP Financial Measures

In this press release, Vertex’s financial results are provided both in accordance with generally accepted accounting principles (GAAP) in the United States and using certain non-GAAP financial measures.  In particular, Vertex reports a third quarter loss, excluding restructuring and other expenses and gain on sale of assets, which is a non-GAAP financial measure.  Vertex also provides guidance for a 2003 loss, excluding a lease restructuring charge and other expenses and the gain on the sale of PanVera LLC technology and product rights, of less than $180 million, which is a non-GAAP financial measure.  These results are provided as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help indicate underlying trends in the Company’s business, and uses these non-GAAP financial measures to establish budgets and operational goals that are communicated internally and externally, to manage the Company’s business and to evaluate its performance.

About Vertex

Vertex Pharmaceuticals Incorporated is a global biotechnology company committed to the discovery and development of breakthrough small molecule drugs for serious diseases.  The Company’s strategy is to commercialize its products both independently and in collaboration with major pharmaceutical partners.  Vertex’s product pipeline is principally focused on viral diseases, inflammation, autoimmune diseases and cancer.  Vertex co-promotes the new HIV protease inhibitor Lexiva™ (fosamprenavir calcium) with GlaxoSmithKline.

This press release may contain forward-looking statements, including statements that (i) Lexiva will be approved and launched in Europe in 2004; (ii) Vertex expects R&D expense, revenue, SG&A expense, net interest expense, and cash, cash equivalents and available for sale securities to be as set forth above; (iii) discussions with pharmaceutical companies regarding strategic research and product development agreements may result in additional revenue and cash flow in 2003; and, (iv) Vertex will exit its real estate lease obligations.  While management makes its best efforts to be accurate in making forward-looking statements, such statements are subject to risks and uncertainties that could cause Vertex’s actual results to vary materially.  These risks and uncertainties include, among other things, the risks that Vertex’s internal and external drug development programs will not proceed as planned, that Lexiva may not obtain regulatory approval in Europe or that approval will be delayed, that clinical trials for one or more of Vertex’s drug candidates may not proceed as planned due to technical or patient enrollment issues, that Vertex will be unable to realize its financial objectives due to any number of financial, technical or partnership considerations, and other risks listed under Risk Factors in Vertex’s form 10-K filed with the Securities and Exchange Commission on March 31, 2003.

Lexiva is a registered trademark of the GlaxoSmithKline group of companies.

Vertex Pharmaceuticals Incorporated

2003 Third Quarter and Nine Month Results
Consolidated Statement of Operations Data

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002

Pharmaceutical revenues:
Royalties	$2,003	$2,610	$5,944	$7,468
Collaborative R&D revenues	13,820	18,792	41,820	55,728
Discovery tools and services revenues:
Product sales and royalties	2,529	8,147	9,498	38,944
Service revenues	—	4,727	1,275	15,161

Total revenues	$18,352	$34,276	$58,537	$117,301

Costs and expenses:
Cost of royalty, product and service revenues	1,651	6,577	7,356	21,680
Research and development	50,035	50,622	153,864	144,190
Sales, general & administrative	9,974	12,928	31,628	37,371
Other interest (income)/ expense, net	1,170	(2,399)	686	(9,402)

Total costs and expenses	$62,830	$67,728	$193,534	$193,839

Loss excluding gain on sale of assets and restructuring and other expense	$(44,478)	$(33,452)	$(134,997)	$(76,538)

Basic and diluted loss per common share excluding gain on sale of assets and restructuring and other expense	$(0.58)	$(0.44)	$(1.76)	$(1.01)

Restructuring and other expense (Note 1)	$(42,394)	—	$(90,424)	—
Gain on sale of assets (Note 2)	451	—	69,683	—

Net loss	$(86,421)	$(33,452)	$(155,738)	$(76,538)

Basic and diluted net loss per share	$(1.12)	$(0.44)	$(2.03)	$(1.01)

Basic weighted average number of common shares outstanding	77,067	75,979	76,750	75,600

Note 1:   For the nine months ended September 30, 2003, the Company incurred restructuring and other expense charges.  These charges relate to an operational restructuring, and an estimate of costs associated with a potential lease exit.  The charge for the three months ending September 30, 2003 is $42.4 million and relates to the incremental anticipated costs to exit a lease.  The charge in the nine months ending September 30, 2003 is $90.4 million and includes anticipated costs to exit a lease, operational restructuring charges and $6 million of lease operating expense incurred prior to taking the lease restructuring charge.  This expense has been estimated in accordance with FASB 146 “Accounting for Costs Associated with Exit or Disposal Activities.”

Note 2:   On March 28, 2003, the Company announced that it had sold certain assets of PanVera LLC to Invitrogen Corporation.  PanVera LLC is included in the Company’s Discovery Tools and Services business segment and provided services and products that accelerate the discovery of new medicines by the pharmaceutical and biopharmaceutical industries.  The sale did not include the instrumentation assets of the Discovery Tools and Services business segment.  The Company recorded a gain on the sale of these net assets of $69.2 million in the first quarter of 2003.  In the third quarter of 2003, the net book value of the assets was settled with Invitrogen Corporation, adjustments were made to certain accruals and estimates of transaction costs resulting in an additional gain on the sale of the assets of approximately $451,000.

Vertex Pharmaceuticals Incorporated

2003 Third Quarter Results

Condensed Consolidated Balance Sheet Data

(In thousands)

(Unaudited)

	September 30, 2003	December 31, 2002

Assets
Cash, cash equivalents and available for sale securities	$595,604	$634,984
Other current assets	14,671	21,588
Property, plant and equipment, net	82,029	95,991
Other noncurrent assets	50,372	63,157
Total assets	$742,676	$815,720

Liabilities and Equity
Current liabilities	$119,825	$64,597
Convertible subordinated notes (due September 2007)	315,000	315,000
Long-term obligations	76,569	57,542
Stockholders’ equity	231,282	378,581
Total liabilities and equity	$742,676	$815,720

Conference Call and Webcast:  Third Quarter 2003 Financial Results:

Vertex Pharmaceuticals will host a conference call today, November 10, 2003 at 5:00 p.m. ET to review financial results and recent developments.  This call will be broadcast via the Internet at www.vrtx.com in the investor center.  To listen to the call on the telephone, dial (800) 374-0296 (U.S. and Canada) or (706) 634-2394 (International).

The call will be available for replay via telephone commencing November 10, 2003 at 8:00 p.m. ET running through 5:00 p.m. ET on November 21, 2003.  The replay phone number for the U.S. and Canada is (800) 642-1687.  The international replay number is  (706) 645-9291 and the conference ID number is 3038616.  Following the live webcast, an archived version will be available on Vertex’s website until 5:00 p.m. ET on November 21, 2003.

2003 Investor Day Webcast:

Vertex Pharmaceuticals plans to host an Investor Day in New York on Wednesday, December 3, 2003 to provide additional details on the product pipeline, 2004 milestones and the long-term profile for the business.  This event will be broadcast via the Internet at www.vrtx.com in the investor center.  Details regarding the timing of the broadcast will be available by December 1, 2003.

Vertex’s press releases are available at www.vrtx.com.

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Vertex Contacts:

Lynne H. Brum, Vice President, Corporate Communications and Financial Planning, (617) 444-6614

Michael Partridge, Director, Corporate Communications, (617) 444-6108

Michele Karpf Belansky, Associate Director, Corporate Brand Management, (617) 444-6259